EXHIBIT 4.2

EXPEDIA, INC.,

as Issuer,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Subsidiary Guarantors, and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FOURTH

SUPPLEMENTAL

INDENTURE

Dated as of June 3, 2015

to the Indenture

Dated as of August 18, 2014

€650,000,000 Aggregate Principal Amount

of

2.500% Senior Notes due 2022

TABLE OF CONTENTS

		Page
ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions	2
SECTION 1.2	Other Definitions	7
SECTION 1.3	Incorporation by Reference of Trust Indenture Act	8

ARTICLE TWO

THE NOTES

SECTION 2.1	Creation of Series of Securities	8
SECTION 2.2	Terms of the Notes	8
SECTION 2.3	Issuance of Additional Notes	8
SECTION 2.4	Additional Amounts	9

ARTICLE THREE

REDEMPTION

SECTION 3.1	Optional Redemption	11
SECTION 3.2	Redemption for Tax Reasons	12
SECTION 3.3	Selection of Notes to be Redeemed	13
SECTION 3.4	Mandatory Redemption; Sinking Fund	13

ARTICLE FOUR

CERTAIN COVENANTS

SECTION 4.1	Limitations on Liens	13
SECTION 4.2	Limitation on Sale and Lease-Back Transactions	15
SECTION 4.3	Change of Control Triggering Event	16

ARTICLE FIVE

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 5.1	Without Consent of Holders of the Notes	17
SECTION 5.2	With Consent of Holders of Notes	18

-i-

-ii-

SECTION 9.4	Governing Law	28
SECTION 9.5	No Representation	28

EXHIBIT A	FORM OF 2.500% SENIOR NOTE DUE 2022

SCHEDULE A	SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

-iii-

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 3, 2015, by and among Expedia, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors that are a party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Company, certain Subsidiary Guarantors and the Trustee entered into the Indenture, dated as of August 18, 2014 (the “Base Indenture”, together with this Supplemental Indenture, the “Indenture”);

WHEREAS, the Company, certain Subsidiary Guarantors and the Trustee entered into the First Supplemental Indenture, dated as of August 18, 2014, the Second Supplemental Indenture, dated as of February 26, 2015, and the Third Supplemental Indenture, dated as of April 29, 2015, pursuant to which the Company established and issued $500,000,000 in aggregate principal amount of 4.500% Senior Notes due 2024 (the “2024 Notes”) and provided that obligations under the 2024 Notes would be guaranteed by certain of the Company’s Subsidiaries;

WHEREAS, Section 11.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the form and terms of the Securities (as defined in the Base Indenture) of any series as contemplated by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, on the date hereof the Company desires to establish and issue a new series of Securities, to be designated as the Company’s 2.500% Senior Notes due 2022 pursuant to the Base Indenture, as supplemented and amended by this Supplemental Indenture, which Notes (as defined below) shall be senior unsecured obligations of the Company; and

WHEREAS, the Company desires to enter into a supplemental indenture pursuant to Sections 2.01, 3.01 and 11.01 of the Base Indenture to establish the form and terms of the Notes and to add to or change the provisions of the Base Indenture as necessary and advisable to facilitate the issuance of the Notes, as contemplated by Sections 2.01 and 3.01 of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (as defined herein), if any, issued from time to time (together with the Initial Notes, the “Notes”), hereby enter into this Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Base Indenture.

“Additional Notes” means Notes issued under the Indenture after the Issue Date and in compliance with Section 2.3.

“Attributable Debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Board of Directors” or “Board” means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means, with respect to any Note, any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates.

“Change of Control” means the occurrence of any one of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and either (i) each transferee becomes a Subsidiary of the transferor of such assets or (ii) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the transferee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, société anonyme.

“Company” means the Person named as the “Company” in the preamble to this Supplemental Indenture until a successor corporation shall have become such “Company” pursuant to the applicable provisions of the Indenture, and thereafter, the “Company” shall mean such successor corporation.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German federal government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the Redemption Date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and its consolidated Subsidiaries after deducting all current liabilities other than (1) short-term borrowings, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases, as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP at the end of the most recently completed fiscal quarter or fiscal year, as applicable.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, among the Company, Expedia, Inc. (a Washington corporation), Travelscape, LLC, Hotwire, Inc., the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Europe Limited, as London Agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof and may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Company deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an Officers’ Certificate delivered to the Trustee.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Euroclear” means Euroclear Bank S.A./N.V.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“Government Obligations” means (1) direct obligations of the Federal Republic of Germany, where the payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of or other amount with respect to any such Government Obligations held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of or other amount with respect to the Government Obligations evidenced by such depositary receipt.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Indenture and the Notes.

“Holder” means the Person in whose name a Note is registered on the Securities Register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“Initial Notes” means the first €650,000,000 aggregate principal amount of Notes issued under the Indenture on the Issue Date.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by the Company.

“Issue Date” means June 3, 2015.

“Liberty Successor” means any Person spun or otherwise separated out of Liberty Interactive Corporation (or any Subsidiary thereof); provided no Person who is not a Permitted Holder is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Lien” means any mortgage, security interest, pledge, lien, charge or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Non-U.S. Holder” means a beneficial owner of Notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Notes issued under the Indenture include the Initial Notes and Additional Notes, if any, unless the context otherwise requires.

“Permitted Holders” means Barry Diller, Liberty Interactive Corporation, any Liberty Successor and their respective affiliates and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such Persons collectively exercise a majority of the voting power.

“principal” means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time (unless the context requires otherwise or indicates that any such premium is separately addressed); provided, however, that for purposes of calculating any such premium, the term “principal” shall not include the premium with respect to which such calculation is being made.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Company will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Ratings Event” means ratings of the Notes are lowered by at least two of the three Rating Agencies and the Notes are rated below Investment Grade by at least two of the three Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced (solely for purposes of making this determination) by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof until the exercise of such option by such holder).

“Subsidiary Guarantors” means CarRentals.com, Inc., Classic Vacations, LLC, Cruise, LLC, EAN.com, LP, Egencia LLC, Expedia, Inc. (a Washington corporation), Hotels.com GP, LLC, Hotels.com, L.P., Hotwire, Inc., HRN 99 Holdings, LLC, Interactive Affiliate Network, LLC, Travelscape, LLC, and WWTE, Inc. and any other Subsidiary of the Company that, in accordance with the terms of the Indenture, Guarantees the Notes, in each case until such Guarantee is released pursuant to the provisions of Article Thirteen of the Base Indenture (as amended and supplemented by this Supplemental Indenture).

“Trustee” means the party named as such in the preamble to this Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and, thereafter, means such successor.

“U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations.

“Voting Stock” of a Person means all classes of equity securities of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Additional Amounts”	2.4
“Base Indenture”	Recitals
“Change of Control Offer”	4.3(b)
“covenant defeasance option”	8.2(v)
“Event of Default”	7.1
“Indenture”	Recitals

Term	Defined in Section
“Notes”	Recitals
“Supplemental Indenture”	Recitals
“Taxes”	2.4

SECTION 1.3 Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in, and made a part of, this Supplemental Indenture with respect to (and only with respect to) the Notes. Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Supplemental Indenture.

ARTICLE TWO

THE NOTES

SECTION 2.1 Creation of Series of Securities. Pursuant to Section 3.01 of the Base Indenture, there is hereby created a new series of Securities designated as the “2.500% Senior Notes due 2022” in an unlimited aggregate principal amount. On the Issue Date, the Company will issue €650,000,000 in aggregate principal amount of the Notes.

SECTION 2.2 Terms of the Notes. Pursuant to Section 2.01 of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A. The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture. The Company shall be entitled to issue Additional Notes under the Indenture pursuant to Section 2.3. The Initial Notes issued on the Issue Date will be represented by one or more Global Notes deposited with The Bank of New York Mellon, London Branch, in its capacity as common depositary for Euroclear and Clearstream, which shall be the Depositary for the Notes (and registered in the name of the Depositary’s nominee), for, and in respect of interests held through, Clearstream or Euroclear. The Depositary is not required to register as a clearing agency under the Exchange Act or any other applicable statute or regulation. The Notes shall be in initial denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

SECTION 2.3 Issuance of Additional Notes. After the date hereof, the Company shall, subject to compliance with the terms of the Indenture and without notice to or the consent of the Holders of the Notes, be entitled to create and issue Additional Notes under the Indenture, which Notes shall have identical terms as, and rank equally and ratably with, the Initial Notes issued on the Issue Date in all respects (or in all respects except for the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto).

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors of the Company and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b) the issue price, the issue date and the CUSIP and ISIN numbers of such Additional Notes; provided, however, that no Additional Notes may be issued with the same CUSIP or ISIN number as the Notes issued on the date hereof if such Additional Notes were issued at a price that would cause such Additional Notes to not be fungible for U.S. federal income tax purposes with any other Notes issued under the Indenture.

The Initial Notes and any Additional Notes shall vote and consent together on all matters as one class (including for purposes of waivers and amendments); and neither the Initial Notes nor any Additional Notes shall have the right to vote or consent as a separate class on any matter. The Initial Notes and any Additional Notes shall together be deemed to constitute a single class or series for all purposes under the Indenture (including for purposes of redemptions).

SECTION 2.4 Additional Amounts. All payments of principal and interest in respect of the Notes by the Company or a Paying Agent on the Company’s behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law. In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, the Company shall pay to any Non-U.S. Holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such Person, after withholding or deduction for such Taxes, will be equal to the amount such Person would have received in the absence of such withholding or deduction. However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the Holder’s or beneficial owner’s ownership or disposition of Notes, nor shall Additional Amounts be payable for or on account of:

(a) any Taxes which would not have been so imposed, withheld or deducted but for:

(i) the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a Person having a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or Person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(ii) the failure of the Holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(iii) the Holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b) any Taxes which would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Code;

(c) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the Holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to Holders, whichever occurs later, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding or deduction from a payment on such Note;

(f) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a Holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld or deducted by any Paying Agent from any payment on any Note, if such payment can be made without such withholding or deduction by at least one other Paying Agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(k) any combination of clauses (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) of this Section 2.4.

Any Additional Amounts shall be paid in euro.

For purposes of this Section 2.4, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note will not constitute a connection (1) between the Holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a Person having a power over, such Holder or beneficial owner if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Except as specifically provided under this Section 2.4, the Company shall not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

If the Company is required to pay Additional Amounts with respect to the Notes, the Company shall notify the Trustee and Paying Agent pursuant to an Officers’ Certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and Paying Agent may rely on the absence of such an Officers’ Certificate in assuming that no such Additional Amounts are payable.

For so long as the Notes are Outstanding, the Company undertakes that, to the extent permitted by law, the Company shall maintain a Paying Agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income.

Whenever in the Indenture (including the Notes) there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Guarantees, such reference will be deemed to include payment of Additional Amounts as described under this Section 2.4 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE THREE

REDEMPTION

SECTION 3.1 Optional Redemption. (a) Prior to March 3, 2022 (the date that is three months prior to the maturity date of the Notes), the Notes shall be redeemable, in whole or in part,

from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 40 basis points, in each case plus accrued and unpaid interest thereon to but excluding the redemption date. The Company shall give the Trustee notice of the Redemption Price with respect to any redemption pursuant to this clause (a) promptly after the calculation thereof and the Trustee shall not be responsible for any such calculation. Notwithstanding Section 4.04 of the Base Indenture, the notice to the Holders of any redemption pursuant to this clause (a) need not set forth the Redemption Price but only the manner of calculation thereof.

(b) On or after March 3, 2022 (the date that is three months prior to the maturity date of the Notes), the Notes shall be redeemable, in whole or in part, from time to time, at the option of the Company, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the Redemption Date.

SECTION 3.2 Redemption for Tax Reasons. (a) The Company may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, at any time, if:

(i) the Company has or will become obliged to pay Additional Amounts with respect to the Notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after May 28, 2015; or

(ii) on or after May 28, 2015, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to the Company, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to the Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (ii) of Section 3.2(b) to such effect is delivered to the Trustee and the Paying Agent).

(b) Notice of any redemption pursuant to Section 3.2(a) will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the Redemption Date to each Holder; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to the mailing or delivery of any notice of redemption pursuant to this Section 3.2, in the case of a redemption for the reasons specified in clause (i) or (ii) of Section 3.2(a), the Company shall deliver to the Trustee and the Paying Agent:

(i) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred; and

(ii) a written opinion of independent tax counsel of nationally recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that the Company will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.

(c) Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, the Notes shall cease to bear interest and all rights under the Notes shall terminate.

SECTION 3.3 Selection of Notes to be Redeemed. If fewer than all the Notes then Outstanding are to be redeemed, the particular Notes to be redeemed shall be selected from the Outstanding Notes, pro rata or by lot or by such method as the Trustee shall deem fair and appropriate; provided that as long as the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption by Euroclear or Clearstream in accordance with their respective standard procedures therefor. The Notes to be redeemed shall be selected from Outstanding Notes not previously called for redemption. Notes and portions thereof selected for redemption shall be in amounts of €100,000 or integral multiples of €1,000 in excess thereof. The principal amount of a Note remaining after a redemption in part shall be €100,000 or integral multiples of €1,000 in excess thereof. Provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.4 Mandatory Redemption; Sinking Fund. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE FOUR

CERTAIN COVENANTS

SECTION 4.1 Limitations on Liens. (a) So long as any Notes remain Outstanding, the Company shall not directly or indirectly, incur, and shall not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness secured by a Lien upon any properties or assets (including Capital Stock) of the Company, or any of its Subsidiaries or upon any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares or Indebtedness are now existing or owned or hereafter created or acquired) without in any such case effectively providing, concurrently with or prior to the incurrence of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness to be so secured, that the Notes or, in respect of Liens on any property or assets of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor (together with, if the Company shall so determine, any other Indebtedness of or guarantee by the Company, the Subsidiary Guarantors or any of their respective Subsidiaries ranking equally in right of payment with the Notes or the Guarantee) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Indebtedness to be so secured; provided, however, that the foregoing restrictions shall not apply to:

(1) Liens on property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2) Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by the Company or a Subsidiary of the Company or any of its Subsidiaries (which may include property previously leased by the Company or any of its Subsidiaries and leasehold interests on such property; provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price thereof, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(3) Liens securing Indebtedness of any of the Company’s Subsidiaries or of the Company owing to the Company or any of its Subsidiaries;

(4) Liens existing on the Issue Date;

(5) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease or other disposition or other transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(7) Liens securing the Notes or the Guarantees; or

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) to (7), inclusive, without increase of the principal of the Indebtedness secured thereby; provided, however, that any Liens permitted by any of the foregoing clauses (1) to (7), inclusive, shall not extend to or cover any property of the Company or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto.

(b) Notwithstanding the foregoing provisions of Section 4.1(a), the Company and its Subsidiaries shall be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, or in respect of Liens on any Subsidiary Guarantor’s property or assets, the Guarantee of such Subsidiary Guarantor; provided that after giving effect thereto, the aggregate amount of all Indebtedness so secured by Liens (not including Liens permitted under clauses (1) through (8) above), together with all Attributable Debt outstanding pursuant to Section 4.2(b) does not at the time exceed 10% of the Consolidated Net Assets of the Company.

SECTION 4.2 Limitation on Sale and Lease-Back Transactions. (a) The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries directly or indirectly to, enter into any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the Issue Date;

(2) such transaction was for the sale and leasing back to the Company of any property by one of the Company’s Subsidiaries;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or such Subsidiary within a period of not more than three years);

(4) the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and lease-back transaction without equally and ratably securing the Notes or Guarantees pursuant to clauses (1) through (8) of Section 4.1(a); or

(5) the Company or any Subsidiary of the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Company or of any of its Subsidiaries or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and lease-back transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company.

(b) Notwithstanding the restrictions set forth in Section 4.2(a), the Company and its Subsidiaries shall be permitted to enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt outstanding with respect to such transactions, together with all

Indebtedness outstanding pursuant to Section 4.1(b), does not at the time exceed 10% of the Consolidated Net Assets of the Company.

SECTION 4.3 Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has mailed or electronically delivered a notice of redemption pursuant to paragraph 5 of the Notes with respect to all Outstanding Notes and redeems all Notes validly tendered pursuant to such notice of redemption, each Holder shall have the right to require the Company to repurchase all or any part (in an aggregate principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of the purchase, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the date of purchase), in accordance with the terms set forth in this Section 4.3.

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has previously or concurrently mailed or electronically delivered a redemption notice with respect to all Outstanding Notes pursuant to paragraph 5 of the Notes, the Company shall mail by first-class mail, or deliver electronically if the Notes are held by any depositary, a notice to each Holder with a copy to the Trustee and the Paying Agent (the “Change of Control Offer”) stating:

(i) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on an Interest Payment Date occurring on or prior to the date of purchase);

(ii) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iii) the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered;

(iv) if the notice is mailed or electronically delivered prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(v) the instructions, as determined by the Company, consistent with this Section 4.3, that the Holder must follow in order to have that Holder’s Notes purchased.

(c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election not later than one Business Day prior to the purchase date.

(d) On the purchase date, all Notes purchased by the Company under this Section 4.3 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section 4.3, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.3 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, and may be conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.3. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.3, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.3 by virtue of its compliance with such securities laws or regulations.

ARTICLE FIVE

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 5.1 Without Consent of Holders of the Notes. Notwithstanding Section 5.2, the Company, the Subsidiary Guarantors and the Trustee may amend, with respect to the Notes, the Indenture or the Notes without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to evidence the succession of another Person to the Company or any Subsidiary Guarantor and the assumption by any such Person of the obligations of the Company or such Subsidiary Guarantor, in each case, in accordance with the provisions of Article Ten of the Base Indenture;

(3) to add any additional Events of Default;

(4) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of all the Notes or to surrender any right or power herein conferred upon the Company;

(5) to add one or more guarantees for the benefit of Holders of the Notes;

(6) to evidence the release of any Subsidiary Guarantor from its Guarantee of the Notes in accordance with Article Thirteen of the Base Indenture (as amended and supplemented by this Supplemental Indenture);

(7) to add collateral security with respect to the Notes or any Guarantee;

(8) to add or appoint a successor or separate Trustee or other agent;

(9) to provide for the issuance of any Additional Notes;

(10) to comply with any requirements in connection with qualifying the Indenture under the Trust Indenture Act;

(11) to comply with the rules of any applicable securities depository;

(12) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are as described in Section 163(f)(2)(B) of the Code;

(13) to conform the text of the Indenture, the Notes or any Guarantees to any provision of the Description of Notes set forth in the prospectus supplement dated May 28, 2015 relating to the sale of the Notes, to the extent that such provision in the Description of Notes was intended to set forth, verbatim or in substance, a provision of the Indenture, the Notes or the Guarantees; and

(14) to change any other provision if the change does not adversely affect the interests of any Holder.

After an amendment under this Section 5.1 becomes effective, the Company shall mail or electronically deliver to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 5.1.

SECTION 5.2 With Consent of Holders of Notes. The Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding (including consents obtained in connection with a tender offer or exchange for Notes) as each relates to the Notes. However, without the consent of each Holder affected thereby, an amendment may not:

(1) change the Stated Maturity of the principal of, or installment of interest on, any Note;

(2) reduce the principal amount of, or the rate of interest on, any Notes;

(3) reduce any premium, if any, payable on the redemption of any Note or change the date on which any Note may or must be redeemed or repaid (it being understood that the definitions used in Section 4.3 may be amended or modified at any time prior to the occurrence of a Change of Control with the consent of Holders of at least a majority in principal amount of the Notes then Outstanding);

(4) change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;

(5) release the Guarantee of any Subsidiary Guarantor except as provided under Article Thirteen of the Base Indenture (as amended and supplemented by this Supplemental Indenture), or make any changes to such Guarantee in a manner adverse to the Holders;

(6) impair the right of any Holder to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note;

(7) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required in order to take certain actions;

(8) reduce the requirements for quorum or voting by Holders in the Indenture or the Notes;

(9) modify any of the provisions of the Indenture regarding the waiver of past defaults and the waiver of certain covenants by Holders except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby; or

(10) modify any of the above provisions of this Section 5.2.

It shall not be necessary for the consent of the Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 5.2 becomes effective, the Company shall mail or electronically deliver to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 5.2.

SECTION 5.3 Compliance with Trust Indenture Act. Every amendment to the Indenture or the Notes shall comply with the Trust Indenture Act as then in effect.

SECTION 5.4 Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to the Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 5.5 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Company shall provide in writing to the Trustee an appropriate notation to be placed on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 5.6 Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article Five if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall receive indemnity reasonably satisfactory to it and receive, and (subject to Sections 8.01 and 8.03 of the Base Indenture) shall be fully protected in conclusively relying upon an Officers’ Certificate of the Company and an Opinion of Counsel stating that such amendment complies with the provisions of this Article Five, the amendment is authorized or permitted by the Indenture and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company in accordance with its terms subject to customary exceptions.

ARTICLE SIX

GUARANTEES

SECTION 6.1 Guarantee. In accordance with Article Thirteen of the Base Indenture (as amended and supplemented by this Supplemental Indenture), the Notes will be fully, unconditionally and absolutely guaranteed on a senior basis, jointly and severally, by the Subsidiary Guarantors.

SECTION 6.2 Future Subsidiary Guarantors. After the Issue Date, the Company shall cause any Domestic Subsidiary that is not a Subsidiary Guarantor and that becomes a guarantor or a borrower under the Credit Agreement to execute and deliver to the Trustee within 60 days of becoming a guarantor or borrower under the Credit Agreement, a supplemental indenture pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor and shall provide a Guarantee of the Obligations with respect to the Notes.

ARTICLE SEVEN

DEFAULTS AND REMEDIES

SECTION 7.1 Events of Default. An “Event of Default” occurs with respect to the Notes if:

(1) a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(2) a default in the payment of the principal or premium, if any, of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption or otherwise;

(3) the Company or any Subsidiary Guarantor fails to comply with any of its agreements in the Notes or the Indenture (other than those referred to in (1) or (2) above) and such failure continues for 90 days after the notice specified below;

(4) a failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $35,000,000 or the equivalent thereof in any other currency or composite currency and such failure shall have continued for 30 days after the notice specified below; provided, however, that if any such failure shall cease, or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(5) a default with respect to any Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $35,000,000 or the equivalent thereof in any other currency or composite currency without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice specified below; provided, however, that if any such default or acceleration shall be cured, waived, rescinded or annulled then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(6) the Company or any Subsidiary Guarantor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Subsidiary Guarantor in an involuntary case;

(B) appoints a Custodian of the Company or for any substantial part of the property of the Company or any Subsidiary Guarantor; or

(C) orders the winding up or liquidation of the Company or any Subsidiary Guarantor;

(or any similar relief is granted under any foreign laws) and the order, decree or relief remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Subsidiary Guarantor ceases to be in full force and effect during its term or such Subsidiary Guarantor denies or disaffirms in writing its obligations under the terms of the Indenture or its Guarantee, in each case, other than any such cessation, denial or disaffirmation in connection with the termination of such Guarantee pursuant to the provisions of Article Thirteen of the Base Indenture (as amended and supplemented by this Supplemental Indenture).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Any payment in respect of the Notes made in U.S. dollars as permitted by paragraph 2 of the Notes shall not constitute an Event of Default under the Notes or the Indenture.

A Default with respect to Notes under clauses (3), (4) or (5) of this Section 7.1 is not an Event of Default until the Trustee (by notice to the Company) or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (by notice to the Company and the Trustee) gives notice of the Default and the Company does not cure such Default within the time specified in said clause (3), (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default of this Section 7.1, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 7.2 Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 7.1(6) or 7.1(7) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders, shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest shall be due and payable immediately. If an Event of Default specified in Section 7.1(6) or 7.1(7) with respect to the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 7.3 Other Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to it under the Indenture to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

SECTION 7.4 Waiver of Past Defaults. The Holders of no less than a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may, on behalf of the Holders of all Notes, waive any past or existing Default and its consequences except (1) a Default in the payment of the principal of, premium, if any, or interest on the Notes or (2) a Default in respect of a covenant or provision of the Indenture that under Section 5.2 cannot be amended without the consent of each Holder affected. When a Default is waived, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 7.5 Control by Majority. Upon provision of security or indemnity satisfactory to the Trustee, the Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or of exercising any trust or power conferred on the Trustee. However, the Trustee, which may conclusively rely on opinions of counsel, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 7.6 Limitation on Suits. A Holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless:

(i) an Event of Default shall have occurred and be continuing and the Holder gives to the Trustee prior written notice stating that an Event of Default is continuing;

(ii) the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any costs, liabilities or expenses in compliance with such request;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in aggregate principal amount of the Notes then Outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 7.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.8 Collection Suit by Trustee. If an Event of Default specified in Section 7.1(1) or 7.1(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 8.07 of the Base Indenture.

SECTION 7.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its creditors or any other obligor upon the Notes, or any of their creditors or the property of the Company or such other obligor or their creditors and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 8.07 of the Base Indenture.

SECTION 7.10 Priorities. Any money or other property collected by the Trustee pursuant to this Article Seven, or any money or other property otherwise distributable in respect of the Company’s obligations under the Indenture, shall be applied in the following order:

FIRST: to the Trustee (including any predecessor Trustee) for amounts due under Section 8.07 of the Base Indenture;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Company.

The Trustee may, upon prior written notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 7.10. At least 15 days before such record date, the Company shall mail or electronically deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 7.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.7 or a suit by Holders of more than 10% in aggregate principal amount of the Outstanding Notes.

SECTION 7.12 Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 7.13 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Trustee and such Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Trustee and such Holder shall continue as though no such proceeding had been instituted.

ARTICLE EIGHT

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION OF THE INITIAL NOTES

SECTION 8.1 Application of This Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 8.2 below, are expressly and solely for the benefit of the Trustee and the Holders. The Initial Notes constitute a series of Securities as provided in Section 3.01 of the Base Indenture. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 8.2 Effect of Supplemental Indenture. With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 11.01(c) thereof to establish the form and terms of the Notes as set forth in this Supplemental Indenture, including, without limitation, as follows:

(i) Definitions. The definition of each term set forth in Section 1.01 of the Base Indenture is with respect to the Notes deleted and replaced in its entirety by the definition ascribed to such term in Article One of this Supplemental Indenture to the extent any such term is defined in both the Base Indenture and this Supplemental Indenture.

(ii) Provisions of General Application; Security Forms and Transfer and Exchange. The provisions of Article Two and Article Three of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Two of this Supplemental Indenture.

(iii) Redemption. The provisions of Article Four of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Three of this Supplemental Indenture; provided that, Section 4.03 of the Base Indenture is, with respect the Notes, deleted and replaced in its entirety by Section 3.3 of this Supplemental Indenture.

(iv) Covenants. The provisions of Article Twelve of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Four of this Supplemental Indenture. In addition, Section 12.04 of the Base Indenture is, with respect to the Notes, deleted and replaced by the following: “The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (which, until the Company shall otherwise notify the Trustee, shall be deemed to be the calendar year) ending after the date hereof, an Officers’ Certificate signed by its principal executive officer, principal financial officer or principal accounting officer, which Officers’ Certificate shall comply with the provisions of Section 314 of the Trust Indenture Act, stating whether or not to the knowledge of the signers thereof any Default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) occurred during the previous fiscal year, specifying all such Defaults and the nature and status thereof of which they may have knowledge.”

(v) Discharge of Indenture; Defeasance. The words “U.S. Dollars in an amount sufficient” in Section 6.01(a) of the Base Indenture is, with respect to the Notes, deleted and replaced by the following: “euros in an amount sufficient or Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms shall provide cash at such times and in such amounts as shall be (solely with respect to Government Obligations, in the written opinion delivered to the Trustee of a nationally recognized firm of independent accountants) sufficient, or a combination thereof sufficient”. Section 6.01(b)(ii) of the Base Indenture is, with respect to the Notes, deleted and replaced in its entirety by the following: “the operation of Sections 7.01(d), 7.01(e), 7.01(f) and 7.01(i) of the Base Indenture and Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture (“covenant defeasance option”)”. The words “U.S. Dollars or U.S. Government Obligations” in Section 6.02(i) of the Base Indenture is, with respect to the Notes, deleted and replaced by the following: “euros or Government Obligations”. All other references to U.S. Government Obligations in Article Six are, with respect to the Notes, deleted and replaced by the following: “Government Obligations”.

(vi) Amendment, Supplement and Waiver. The provisions of Article Eleven (other than Section 11.05) of the Base Indenture are, with respect to the Notes, deleted and replaced in their entirety by the provisions of Article Five of this Supplemental Indenture.

(vii) Guarantees. The provisions of Article Thirteen of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Six of this Supplemental Indenture. In addition, Section 13.06(1) of the Base Indenture is, with respect to the Notes, deleted and replaced by the following: “upon the termination for any reason of the obligations of such Subsidiary Guarantor as a guarantor or borrower under the Credit Agreement (including, without limitation, pursuant to the terms of the Credit Agreement, upon agreement of the requisite lenders under the Credit Agreement or upon the termination of the Credit Agreement or upon the replacement thereof with a credit facility not providing for such Subsidiary Guarantor to be a guarantor or a borrower thereunder)”.

(viii) Default and Remedies. The provisions of Article Seven of the Base Indenture are, with respect to the Notes, deleted and replaced in their entirety by the provisions of Article Seven of this Supplemental Indenture.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (i) through (viii) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, with respect to the Notes. Except as set forth in this Supplemental Indenture, the provisions of the Base Indenture shall remain in full force and effect with respect to the Notes.

ARTICLE NINE

MISCELLANEOUS

SECTION 9.1 The Supplemental Indenture. The Base Indenture, as amended and modified by this Supplemental Indenture, hereby is in all respects ratified, confirmed and approved. This Supplemental Indenture shall be construed in connection with and as part of the Base Indenture.

SECTION 9.2 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 9.3 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 9.4 Governing Law. This Supplemental Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.5 No Representation. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

EXPEDIA, INC., a Delaware corporation,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

EXPEDIA, INC., a Washington corporation,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

TRAVELSCAPE, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

HOTWIRE, INC.,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President

[Signature Page to Fourth Supplemental Indenture]

HRN 99 HOLDINGS, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Manager

INTERACTIVE AFFILIATE NETWORK, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

EXPEDIA, INC., a Washington corporation, on behalf of HOTELS.COM GP, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

HOTELS.COM, L.P.,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

EAN.COM, L.P.,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

EGENCIA LLLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

CLASSIC VACATIONS, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

WWTE, INC.,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

CARRENTALS.COM, INC.,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President

EXPEDIA, INC., a Washington Corporation, on behalf of CRUISE, LLC,

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF 2.500% SENIOR NOTE DUE 2022

(Face of Note)

2.500% Senior Note due 2022

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT HEREON IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

[1]	These paragraphs should be included only if the Note is a Global Note.

EXPEDIA, INC.

2.500% SENIOR NOTE DUE 2022

No.	CUSIP:
ISIN:
Common Code:

Expedia, Inc. promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), the principal sum of             euros (€            ) on June 3, 2022 (the “Maturity Date”) [as such amount may be increased or decreased as indicated on the attached Schedule of Exchanges of Interests in the Global Note]2.

Interest Payment Date: June 3.

Record Date: May 20 (or, if the Notes are represented by one or more Global Notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date).

Additional provisions of this Note are set forth on the other side of this Note.

[2]	Add for Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

EXPEDIA, INC.

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse of Note)

2.500% Senior Note due 2022

EXPEDIA, INC.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Expedia, Inc., a Delaware corporation (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate of 2.500% per annum. The Company shall pay interest annually on June 3 of each year (each such date, an “Interest Payment Date”), commencing on                     .3 Interest on the Notes shall accrue from                     ,4 or from the most recent Interest Payment Date to or for which interest has been paid or duly provided. Interest shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or                     4 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

2. Method of Payment. By no later than 11:00 a.m. (London time) on the date on which any principal of, premium, if any, and interest on any Note is due and payable or by such earlier time as may be agreed to with the Paying Agent, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest due on an Interest Payment Date (except Defaulted Interest) to the Persons who are Holders at the close of business on the May 20 immediately preceding the Interest Payment Date (whether or not such day is a Business Day), or, if the Notes are represented by one or more Global Notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments.

Payments of principal of, premium, if any, and interest on the Notes shall be payable in euro. If euro are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes shall be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S.

[3]	With respect to an Initial Note, June 3, 2016. With respect to an Additional Note, to be determined.
[4]	With respect to an Initial Note, June 3, 2015. With respect to an Additional Note, to be determined.

Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/ euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by Depositary. The Company may make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

If any interest or other payment date of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that the payment was due, and no interest shall accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

“euro” and “€” means the lawful currency of the member states of the European Monetary Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

3. Paying Agent and Registrar. The Bank of New York Mellon, London Branch, at its corporate trust office located at One Canada Square, London E14 5AL, England, shall initially act as Paying Agent, The Bank of New York Mellon Trust Company, N.A. shall initially act as Securities Registrar and the Place of Payment for the Notes shall be the City of London, England. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its domestically organized wholly owned Subsidiaries may act as Paying Agent.

4. Indenture. The Company issued the Notes under an Indenture dated as of August 18, 2014 (the “Base Indenture”), as supplemented and amended by the Fourth Supplemental Indenture, dated as of June 3, 2015 (the “Fourth Supplemental Indenture” and the Base Indenture, as so supplemented and amended, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date and any Additional Notes issued in accordance with Section 2.3 of the Fourth Supplemental Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture (including for purposes of redemptions). The Indenture imposes certain

2

limitations on the ability of the Company and its Subsidiaries to create Liens, enter into sale and lease-back transactions and enter into mergers and consolidations.

5. Optional Redemption. Prior to March 3, 2022 (the date that is three months prior to the Maturity Date of the Notes), the Notes shall be redeemable, in whole or in part, from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the Remaining Scheduled Payments thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 40 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date.

On or after March 3, 2022 (the date that is three months prior to the Maturity Date of the Notes), the Notes shall be redeemable, in whole or in part, from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon to but excluding the Redemption Date.

Except as set forth above and in paragraph 6, the Notes shall not be redeemable at the election of the Company prior to maturity.

Notice of redemption pursuant to this paragraph 5 will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than €100,000 principal amount may be redeemed in part but only in whole multiples of €1,000. The principal amount of a Note remaining after a redemption in part shall be €100,000 or integral multiples of €1,000 in excess thereof. Notes of €100,000 or less may be redeemed in whole and not in part. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before 11:00 a.m. (London time) on the Redemption Date or by such earlier time as may be agreed to with the Paying Agent (or, if the Company or any of its Subsidiaries is the Paying Agent, such money is segregated and held in trust) and certain other conditions are satisfied, on and after the redemption date interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

The Notes shall not be entitled to the benefit of any sinking fund.

6. Redemption for Tax Reasons. The Company may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, at any time, for certain tax reasons as set forth in Section 3.2 of the Fourth Supplemental Indenture.

7. Put Provisions. Upon a Change of Control Triggering Event, subject to limited exceptions, any Holder of Notes will have the right to cause the Company to repurchase all or any part (in an aggregate principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof) of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on an

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Interest Payment Date occurring on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

8. Denominations; Transfer; Exchange. The Notes are in fully registered form without coupons in denominations of principal amount of €100,000 and integral multiples of €1,000 in excess thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed and ending on the date of such mailing or electronic delivery.

9. Persons Deemed Owners. The registered holder of this Note shall be treated as the owner of it for all purposes.

10. Unclaimed Money. If money for the payment of principal, premium, if any, or interest remains unclaimed for two years after the date of payment of principal, premium, if any, and interest, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11. Defeasance. Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee euro, Government Obligations or both for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12. Guarantees. The Company’s obligation to pay principal, premium, if any, and interest with respect to the Notes is unconditionally guaranteed on a senior basis, jointly and severally, by the Subsidiary Guarantors pursuant to Article Thirteen of the Base Indenture (as amended and supplemented by the Fourth Supplemental Indenture).

13. Amendment, Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes and (ii) any default or noncompliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange for Notes). However, the Indenture requires the consent of each Holder that would be affected for certain specified amendments or modifications of the Indenture and the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to evidence the succession of another Person to the Company or any Subsidiary Guarantor and the assumption by any such Person of the obligations of the Company or such Subsidiary Guarantor in accordance with Article Ten of the Base Indenture (as amended and supplemented by the

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Supplemental Indenture), or to add any additional Events of Default, or to add to the covenants of the Company or any Subsidiary Guarantor or surrender rights and powers conferred on the Company, or to add one or more guarantees for the benefit of the Holders of the Notes, or to evidence the release of any Subsidiary Guarantor from its Guarantee in accordance with the Indenture, or to add collateral security with respect to the Notes or any Guarantee, or to add or appoint a successor or separate trustee or other agent, or to provide for the issuance of Additional Notes, or to comply with any requirements in connection with qualifying the Indenture under the Trust Indenture Act, or to comply with the rules of any applicable securities depository, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to conform the text of the Indenture, the Notes or any Guarantees to any provision of the Description of Notes set forth in the prospectus supplement dated May 28, 2015 relating to the sale of the Notes, to the extent that such provision in the Description of Notes was intended to set forth, verbatim or in substance, a provision of the Indenture, the Notes or the Guarantees, or to change any other provision if the change does not adversely affect the interests of any Holder.

14. Defaults and Remedies. Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal, or premium, if any, on the Notes at its Stated Maturity, upon optional redemption or otherwise; (iii) failure by the Company or any Subsidiary Guarantor to comply with any covenant or agreement in the Indenture or the Notes, subject to notice and lapse of time; (iv) failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) with an aggregate principal amount then outstanding in excess of $35,000,000, subject to certain conditions; (v) default in respect of other Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $35,000,000, which results in the acceleration of such Indebtedness, subject to certain conditions; (vi) certain events of bankruptcy or insolvency involving the Company or any Subsidiary Guarantor; and (vii) the Guarantee of any Subsidiary Guarantor ceases to be in full force and effect during its term or any Subsidiary Guarantor denies or disaffirms in writing its obligations under the Indenture or its Guarantee, other than in connection with the termination of such Guarantee pursuant to the provisions of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency involving the Company are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal, premium, if any, or interest) if it in good faith determines that withholding notice is not opposed to their interest.

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15. Trustee Dealings with the Company. Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

16. No Recourse Against Others. A director, officer, employee or stockholder (other than the Company), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17. Authentication. This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually or by facsimile signs the certificate of authentication on the other side of this Note.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (custodian) and U/G/M/A (Uniform Gift to Minors Act).

19. CUSIP and ISIN Numbers. The Company has caused CUSIP and ISIN numbers and/or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers and/or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.3 of the Fourth Supplemental Indenture (Change of Control Triggering Event), check the box below:

[    ]

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.3 of the Fourth Supplemental Indenture (Change of Control Triggering Event), state the amount you elect to have purchased:

€

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 2.500% Senior Notes due 2022 have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian